CAPITAL GROUP KKR U.S. EQUITY+

PRINCIPAL UNDERWRITING AGREEMENT

THIS PRINCIPAL UNDERWRITING AGREEMENT is between CAPITAL GROUP KKR U.S. EQUITY+, a Delaware statutory trust (the “Fund”), and CAPITAL CLIENT GROUP, INC., a California corporation (the “Distributor”).

W I T N E S S E T H:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company that operates as an interval fund pursuant to Rule 23c-3 under the 1940 Act and which continuously offers various classes of shares of beneficial interest, designated as Class A shares; Class A-2 shares; Class A-3 shares; Class F-2 shares and Class F-3 shares (“Class F shares”); and Class R-6 shares, and it is a part of the business of the Fund, and affirmatively in the interest of the Fund, to offer shares of the Fund either from time to time or continuously as determined by the Fund’s officers subject to authorization by its Board of Trustees;

WHEREAS, the Distributor is engaged in the business of promoting the distribution of shares of investment companies through securities broker-dealers; and

WHEREAS, the Fund and the Distributor wish to enter into an agreement with each other to promote the distribution and servicing of the shares of the Fund and of all series or classes of the Fund which may be established in the future;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained and intending to be legally bound, the parties agree as follows:

1.     (a) The Distributor shall be the exclusive principal underwriter for the sale of the shares of the Fund and of each series or class of the Fund which may be established in the future, except as otherwise provided pursuant to the following subsection (b). The Distributor shall be authorized to sell shares of the Fund on the terms set forth herein and subject to the registration requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations of the U.S. Securities and Exchange Commission and the laws governing the sale of securities in the various states (“Blue Sky Laws”). The terms “shares of the Fund” or “shares” as used herein shall mean shares of beneficial interest of the Fund and each series or class which may be established in the future and become covered by this Agreement in accordance with Section 29 of this Agreement.

(b)       The Fund may, upon 60 days’ written notice to the Distributor, from time to time designate other principal underwriters of its shares with respect to areas other than the North American continent, Hawaii, Puerto Rico, and such countries or other jurisdictions as to which the Fund may have expressly waived in writing its right to make such designation. In the event of such designation, the right of the Distributor under this Agreement to sell shares in the areas so designated shall terminate, but this Agreement shall remain otherwise in full force and effect until terminated in accordance with the other provisions hereof.

2.     In the sale of shares of the Fund, the Distributor shall act as agent of the Fund except in any transaction in which the Distributor sells such shares as a dealer to the public, in which event the Distributor shall act as principal for its own account. The Distributor will have the right, as agent, to sell shares of the Fund to broker-dealers that are members of FINRA, or through other financial intermediaries, in each case against orders therefor.

3.     The Distributor is authorized to enter into written agreements (“Selling Agent Agreements”) with banks, broker/dealers, insurance companies and other financial institutions (collectively, “Intermediaries”), on terms and conditions consistent with this Agreement and all applicable laws, regulations and exemptive relief, and to fix therein the portion of the sales charge, if any, that may be allocated to the Intermediaries on such terms and conditions as the Distributor will deem necessary or appropriate. Shares sold to Intermediaries will be for resale by such intermediaries only at the public offering price set forth in the applicable Prospectus or as otherwise permissible under the federal and state securities laws. With respect to Intermediaries who are acting as brokers or dealers within the United States, the Distributor will offer and sell shares, as agent for the Fund, only to such financial intermediaries who are members in good standing of FINRA. The Fund acknowledges that Distributor may act as the Fund’s agent for transmitting, or arranging for transmission of, distribution and/or shareholder servicing fees to be paid to Intermediaries in accordance with arrangements between the Fund and such Intermediaries.

4.     The Fund shall sell shares only through the Distributor, except that the Fund may, to the extent permitted by the 1940 Act and the rules and regulations promulgated thereunder or pursuant thereto, at any time:

(a)         issue shares to any corporation, association, trust, partnership or other organization, or its, or their, security holders, beneficiaries or members, in connection with a merger, consolidation or reorganization to which the Fund is a party, or in connection with the acquisition of all or substantially all the property and assets of such corporation, association, trust, partnership or other organization;

(b)        issue shares at net asset value to the holders of shares of capital stock or beneficial interest of other investment companies served as investment adviser by any affiliated company or companies of The Capital Group Companies, Inc., to the extent of all or any portion of amounts received by such shareholders upon redemption or repurchase of their shares by the other investment companies;

(c)         issue shares at net asset value to its shareholders in connection with the reinvestment of dividends paid and other distributions made by the Fund;

(d)        issue shares at net asset value to persons entitled to purchase shares at net asset value without sales charge or contingent deferred sales charge as described in the Fund’s current Registration Statement in effect under the Securities Act of 1933, as amended, for each series issued by the Fund at the time of such offer or sale; and

(e)         issue shares in transactions involving a reorganization of the Fund.

5.     The Distributor shall devote its best efforts to the sale of shares of the Fund and shares of any other registered investment companies served as investment adviser by affiliated companies of The Capital Group Companies, Inc., and insurance contracts funded by shares of such registered investment companies, for which the Distributor has been authorized to act as principal underwriter for the sale of shares. The Distributor shall maintain a sales organization suited to the sale of shares of the Fund and shall use its best efforts to effect such sales in jurisdictions as to which the Fund shall have expressly waived in writing its right to designate another principal underwriter pursuant to subsection 1(b) hereof, and shall effect and maintain appropriate qualification to do so in all those jurisdictions in which it sells or offers Fund shares for sale and in which qualification is required.

6.     Throughout the term of this Agreement, the Distributor shall maintain such licenses and registrations as are necessary to permit it and its representatives and agents to provide the services hereunder. Within the United States of America, all dealers to whom the Distributor shall offer and sell shares must be duly licensed and qualified to sell shares of the Fund. Shares sold to dealers shall be for resale by such dealers only at the public offering price set forth in the current summary prospectus and/or prospectus of the Fund’s Registration Statement in effect under the Securities Act of 1933, as amended (“Prospectus”). The Distributor shall not, without the consent of the Fund, sell or offer for sale any shares of a series or class issued by the Fund other than as principal underwriter pursuant to this Agreement.

7.     The Distributor agrees to provide or cause to be provided a current Prospectus, including any written supplements, to prospective shareholders. The Distributor may prepare, print and distribute such other sales literature and advertising materials in connection with the offering of shares of the Fund as it deems appropriate, subject to Section 17(e) hereof.

8.     The Distributor agrees that no offer or sale of shares of the Fund will be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where such shares have not been registered or qualified for offer and sale under applicable state securities laws unless such shares are exempt from the registration or qualification requirements of such laws.

9.     In its sales to dealers, it shall be the responsibility of the Distributor to ensure that such dealers are appropriately qualified to transact business in the shares under applicable laws, rules and regulations promulgated by such national, state, local or other governmental or quasi-governmental authorities as may in a particular instance have jurisdiction.

10.    The applicable public offering price of shares shall be the price which is equal to the net asset value per share, plus any applicable sales charges, as shall be determined by the Fund in the manner and at the time or times set forth in and subject to the provisions of the Prospectus of the Fund.

11.    All orders for shares received by the Distributor shall, unless rejected by the Distributor or the Fund, be accepted by the Distributor immediately upon receipt and confirmed at an offering price determined in accordance with the provisions of the Prospectus and the 1940 Act, and applicable rules in effect thereunder. The Distributor shall not hold orders subject to acceptance nor otherwise delay their execution. The provisions of this Section shall not be construed to restrict the right of the Fund to withhold shares from sale under Section 23 hereof.

12.    The Fund or its transfer agent shall be promptly advised of all orders received, and shall cause shares to be issued upon payment therefor, in New York or Los Angeles Clearing House Funds.

13.    The Distributor shall adopt and follow procedures as approved by the officers of the Fund for the confirmation of sales to dealers, the collection of amounts payable by dealers on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the Securities and Exchange Commission or the Financial Industry Regulatory Authority (“FINRA”), as such requirements may from time to time exist.

14.    The Distributor, as principal underwriter under this Agreement for Class A shares, Class A-2 shares and Class A-3 shares, shall receive (i) that part of the sales charge which is retained by the Distributor after allowance of discounts to dealers, unless waived by the Distributor for certain qualified fee-based programs, as set forth in the Prospectus of the Fund, and (ii) amounts payable to the Distributor pursuant to the Fund’s Plan of Distribution under Rule 12b-1 under the 1940 Act relating to its Class A shares, Class A-2 shares or Class A-3 shares, respectively.

15.    The Distributor, as principal underwriter under this Agreement for Class F-2 shares, Class F-3 shares and Class R-6 shares, shall receive no compensation.

16.    The Fund represents, warrants and covenants that:

(a)         it is duly formed, validly existing and in good standing under the laws of the state of Delaware, and has all requisite power under the laws of such state and applicable federal law to conduct its business as now being conducted and to perform its obligations as contemplated by this Agreement;

(b)        this Agreement has been duly authorized by the Board of Trustees of the Fund, including by the affirmative vote of a majority of the trustees of the Fund who are not “interested persons” (as such term is defined in the 1940 Act) of the Fund or the Distributor (the “Independent Trustees”); and when executed and delivered by the Fund, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms;

(c)         it shall timely perform all obligations identified in this Agreement as obligations of the Fund, including, without limitation, providing the Distributor with all marketing materials reasonably requested by the Distributor and giving all necessary consents or approvals in good faith and within a timely manner;

(d)        it is an investment company that is duly registered under all applicable laws and regulations, including, without limitation, the 1940 Act, and agrees to use its best efforts to maintain such registration under the 1940 Act;

(e)         it agrees to use its best efforts to maintain an effective Prospectus under the Securities Act of 1933, as amended, and warrants that such Prospectus will contain all statements required by and will conform with the requirements of such Securities Act of 1933, as amended, and the rules and regulations thereunder, and that no part of any such Prospectus, at the time the

Registration Statement of which it is a part becomes effective, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading (excluding any information provided by the Distributor in writing for inclusion in the Prospectus);

(f)           it will notify the Distributor as soon as reasonably practical in advance of any matter which could materially affect the Distributor’s performance of its duties and obligations under this Agreement, including any amendment to the Prospectus;

(g)        it will provide Distributor with a copy of each Prospectus as soon as reasonably possible prior to or contemporaneously with filing the same with an applicable regulatory body; and

(h)         it shall fully cooperate with requests from government regulators and the Distributor for information relating to customers and/or transactions involving the shares of the Fund, as permitted by law, in order for the Distributor to comply with its regulatory obligations.

17.    The Distributor represents, warrants and covenants that:

(a)         it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

(b)        it is registered as a broker-dealer with the SEC under the 1934 Act and a member of FINRA;

(c)         it is and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism activities including Bank Secrecy Act, as amended by USA PATRIOT Act, U.S. Treasury Department, including the Office of Foreign Asset Control (“OFAC”), Financial Crimes and Enforcement Network (“FinCEN”) and the SEC (collectively, “Money Laundering Laws”) in its duties as a Distributor under this Agreement;

(d)        it has an anti-money laundering program (“AML Program”), that at minimum includes, (i) an AML compliance officer designated to administer and oversee the AML Program, (ii) ongoing training for appropriate personnel, (iii) internal controls and procedures reasonably designed to prevent and detect suspicious activity monitoring and terrorist financing activities; (iv) appropriate risk-based procedures for conducting ongoing customer due diligence, including: (a) understanding the nature and purpose of customer relationships for the purpose of developing a customer risk profile and (b) conducting ongoing monitoring to identify and report suspicious transactions and, on a risk basis, to maintain and update customer information (including beneficial ownership information of legal entity customers); and (v) appropriate record keeping procedures; and

(e)         it will not in the sale of shares use any Prospectus, advertising or sales literature not approved by the Fund or its officers nor make any untrue statement of a material fact nor omit the stating of a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

18.    The Distributor agrees to indemnify and hold the Fund harmless from any and all loss, expense, damage and liability resulting from a breach of the agreements and warranties contained in this Section, or from the use of any sales literature, information, statistics or other aid or device employed in connection with the sale of shares.

19.    The Distributor will undertake and discharge its obligations hereunder as an independent contractor. Neither the Distributor nor any of its officers, directors, employees or representatives is or will be an employee of the Fund in connection with the performance of Distributor’s duties hereunder. The Distributor will be responsible for its own conduct and the employment, control, compensation and conduct of its agents and employees, and for any injury to such agents or employees or to others through its agents and employees.

20.    The books and records pertaining to the Fund, which are in the possession or under the control of Distributor, will be prepared and maintained as required under the 1940 Act and other applicable securities laws, rules and regulations. The Fund and its authorized persons will have access to such books and records at all times during the Distributor’s normal business hours. Upon the reasonable request of the Fund, the Distributor will provide copies of such books and records to the Fund or its authorized persons, at the Fund’s expense.

21.    The expense of printing of each Prospectus and each revision thereof or addition thereto deemed necessary by the Fund’s officers to meet the requirements of applicable laws shall be divided between the Fund, the Distributor and any other principal underwriter of the shares of the Fund as follows:

(a)         the Fund shall pay the typesetting and make-ready charges;

(b)        the printing charges shall be prorated between the Fund, the Distributor, and any other principal underwriter(s) in accordance with the number of copies each receives; and

(c)         expenses incurred in connection with the foregoing, other than to meet the requirements of the Securities Act of 1933, as amended, or other applicable laws, shall be borne by the Distributor, except in the event such incremental expenses are incurred at the request of any other principal underwriter(s), in which case such incremental expenses shall be borne by the principal underwriter(s) making the request.

22.    The Fund agrees to use its best efforts to qualify and maintain the qualification of an appropriate number of the shares of each series or class it offers for sale under the securities laws of such states as the Distributor and the Fund may approve. Any such qualification for any series or class may be withheld, terminated or withdrawn by the Fund at any time in its discretion. The expense of qualification and maintenance of qualification shall be borne by the Fund, but the Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Fund or its counsel in connection with such qualifications.

23.    The Fund may withhold shares of any series or class from sale to any person or persons or in any jurisdiction temporarily or permanently if, in the opinion of its counsel, such offer or sale would be contrary to law or if the Trustees or the President or any Vice President of the Fund determines that such offer or sale is not in the best interest of the Fund. The Fund will give prompt notice to the Distributor of any withholding and will indemnify it against any loss suffered by the Distributor as a result of such withholding by reason of non-delivery of shares of any series or class after a good faith confirmation by the Distributor of sales thereof prior to receipt of notice of such withholding.

24.    (a) This Agreement may be terminated at any time, without payment of any penalty, as to the Fund or any series on sixty (60) days’ written notice by the Distributor to the Fund.

(b)        This Agreement may be terminated as to the Fund or any series or class by either party upon five (5) days’ written notice to the other party in the event that the Securities and Exchange Commission has issued an order or obtained an injunction or other court order suspending effectiveness of the Registration Statement covering the shares of the Fund or such series or class.

(c)         This Agreement may be terminated as to the Fund or any series or class by the Fund upon five (5) days’ written notice to the Distributor provided either of the following events has occurred:

(i)           FINRA has expelled the Distributor or suspended its membership in that organization; or

(ii)         the qualification, registration, license or right of the Distributor to sell shares of the Fund or any series of the Fund in a particular state has been suspended or canceled by the State of California or any other state in which sales of the shares of the Fund or such series during the most recent 12-month period exceeded 10% of all shares of such series sold by the Distributor during such period.

(d)        This Agreement may be terminated as to the Fund or any series or class at any time on sixty (60) days’ written notice to the Distributor without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or such series or class.

25.       All notices provided for or permitted under this Agreement will be deemed effective upon receipt, and will be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, (c) sent via electronic mail, or (d) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth herein. Notices to the Distributor will be sent to the attention of: Timothy W. McHale at Capital Client Group, Inc., Attn: Secretary, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071. Notices to the Fund will be sent to the attention of: Michael R. Tom at Capital Research and Management Company, Attn: Secretary, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071. Email notices to the Distributor will be sent to Timothy_McHale@capgroup.com, and to the Fund will be sent to Michael_Tom@capgroup.com.

26.    This Agreement shall not be assignable by either party hereto and in the event of assignment shall automatically terminate forthwith. The term “assignment” shall have the meaning set forth in the 1940 Act.

27.    No provision of this Agreement shall protect or purport to protect the Distributor against any liability to the Fund or holders of its shares for which the Distributor would otherwise be liable by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Distributor’s obligations under this Agreement.

28.    This Agreement shall become effective on December 11, 2025. Unless sooner terminated in accordance with the other provisions hereof, this Agreement shall continue in effect until January 31, 2027, and shall continue in effect from year to year thereafter but only so long as such continuance is specifically approved at least annually by (i) the vote of a majority of the Independent Trustees of the Fund at a meeting called for the purpose of voting on such approval, and (ii) the vote of either a majority of the entire Board of Trustees of the Fund or a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Fund.

29.    If the Fund shall at any time issue shares in more than one series or class, this Agreement shall take effect with respect to such series or class of the Fund which may be established in the future at such time as it has been approved as to such series or class by vote of the Board of Trustees and the Independent Trustees in accordance with Section 33. This Agreement as approved with respect to any series or class shall specify the compensation payable to the Distributor pursuant to Sections 14 and 15, as well as any provisions which may differ from those herein with respect to such series, subject to approval in writing by the Distributor.

30.    This Agreement may be approved, amended, continued or renewed with respect to a series or class as provided herein notwithstanding such approval, amendment, continuance or renewal has not been effected with respect to any one or more other series or class of the Fund.

31.    This Agreement shall be construed under and shall be governed by the laws of the State of California, and the parties hereto agree that proper venue of any action with respect hereto shall be Los Angeles County, California. To the extent that the applicable laws of the State of California, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the latter will control.

32.    This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof.

33.    This Agreement shall be approved, amended, continued or renewed in accordance with requirements of the 1940 Act and rules, orders and guidance adopted or issued by the U.S. Securities and Exchange Commission.

34.    This Agreement may be executed in two or more counterparts, all of which will constitute one and the same instrument. Each such counterpart will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement will be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

35.    No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

36.    Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination will have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement will be enforceable as so modified.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers thereunto duly authorized, as of December 11, 2025.

CAPITAL CLIENT GROUP, INC.	CAPITAL GROUP KKR U.S. EQUITY+

By: /s/ Timothy W. McHale	By: /s/ Michael R. Tom
Timothy W. McHale	Michael R. Tom
Secretary	Secretary